EXHIBIT 99.1

Old Line Bancshares, Inc. Reports 39.97% Increase in 2012 Net Income to $7.5 Million

4th QUARTER HIGHLIGHTS

  Net income available to common stockholders was $1.7 million or $0.25 per share for the fourth quarter of 2012.
  The fourth quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.79% and 9.76%, respectively.
  The net interest margin for the fourth quarter of 2012 was 4.55%.

2012 FULL YEAR HIGHLIGHTS

  In September 2012, Old Line Bancshares announced that it entered into an agreement and plan of merger with WSB Holdings Inc. We expect to complete the merger during the second quarter of 2013.
  Net income available to common stockholders of $7.5 million or $1.10 per basic common share, for the twelve month period increased 39.97% from the $5.4 million or $0.86 per basic common share reported for the twelve months ended December 31, 2011.
  For the twelve months ended December 31, 2012, the ROAA and ROAE were 0.90% and 11.17%, respectively.
  Non-performing assets were 1.12% of total assets at December 31, 2012 compared to 1.22% at December 31, 2011.
  The ratio of the allowance for loan losses as a percent of gross loans was 0.66% at December 31, 2012 compared to 0.69% at December 31, 2011.
  The net interest margin was 4.65% for the twelve months ended December 31, 2012 compared to 4.61% for the twelve months ended December 31, 2011.

BOWIE, Md., Jan. 30, 2013 (GLOBE NEWSWIRE) -- James W. Cornelsen, President & Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $2.1 million to $7.5 million for the twelve months ended December 31, 2012, compared with $5.4 million for the twelve months ended December 31, 2011. Earnings were $1.10 and $1.09 per basic and diluted common share, respectively, for the twelve months ended December 31, 2012 and $0.86 per basic and diluted common share for the same period in 2011.

Mr. Cornelsen said, "We continue to make significant progress towards our goal of becoming the premier community bank in the Metro Washington, D.C. market. As we have grown the assets and the branches of the organization, through acquisition and organic growth, we have consistently maintained stellar asset quality indicators while improving annual profitability. Since the acquisition of Maryland Bankcorp, we have successfully disposed of troubled assets and have grown our loan and deposit base. Our future appears bright and I believe that with the acquisition of WSB Holdings, Inc. that we expect to complete during the second quarter of 2013 that we will continue to enhance Old Line Bank's franchise value in the years ahead."

The 39.97% increase in net income available to common stockholders was primarily the result of a $6.1 million increase in net interest income. This increase derived from the $142.6 million or 23.78% growth in average interest earning assets and a modest increase in the net interest margin from 4.61% for the period ending December 31, 2011 compared to 4.65% for the period ending December 31, 2012, while at the same time total interest expense decreased approximately $162,000 for the twelve months ended December 31, 2012 compared to the same period in 2011. The increase in average interest earning assets was the result of a $108.6 million increase in average gross loans and an approximately $35.0 million increase in average invested funds. The primary cause of this growth was the acquisition of Maryland Bankcorp, Inc. on April 1, 2011 coupled with organic growth of approximately $55.0 million during 2012. This growth and an approximately $1.2 million increase in the accretion of fair value adjustments that were recorded in conjunction with the merger, were the predominant causes of the increase in net interest income.

Non-interest revenue also increased $1.1 million during the twelve months primarily as a result of a $1.0 million increase in gains on sales of investment securities, a $155,501 increase in other fees and commissions and a $72,721 increase in service charges on deposit accounts. During 2011, we also incurred an other than temporary impairment on securities of $123,039 that we did not incur in 2012. These increases were partially offset by a $153,055 decrease in earnings on bank owned life insurance and a $137,301 decline in gains on sales of other real estate owned.

The improvements in net interest income and non-interest revenue were partially offset by a $4.4 million increase in non-interest expense. The primary cause of the increase in non-interest expense was the acquisition and the costs associated with operating a larger organization for a full twelve months compared to nine months in 2011. Another significant contributor to the increase in non-interest expense was the cost associated with terminating the Maryland Bankcorp pension plan. During the fourth quarter of 2012, we completed the termination of the pension plan and recorded a one-time expense of $700,884 associated with the purchase of annuity contracts for the remaining participants. Our work associated with the pending acquisition of WSB Holdings, Inc., which has cost approximately $350,000, caused the increase in merger and integration expenses.

For the three month period ended December 31, 2012, net income available to common stockholders was $1.7 million or $0.25 per basic and diluted common share. This was $249,988 or 12.71% lower than the same period in 2011. During the three month period ended December 31, 2012, net interest income increased $703,592 or 9.14% primarily as a result of an approximately $60.0 million increase in average gross loans outstanding. The $60.0 million in average gross loan growth was a result of our business development efforts, expanded market area and increased name recognition. The provision for loan losses for the fourth quarter of 2012 decreased $400,000 from the same period in 2011. Compared to the same period in 2011, non-interest revenue increased $60,848 primarily due to a $279,904 increase in gains on sales or calls of investment securities and an $18,415 increase in other fees and commissions. This was partially offset by a decline in service charges on deposit accounts, earnings on bank owned life insurance and gains on sales of other real estate owned. During the fourth quarter of 2011, we recorded gains on sales of other real estate owned of $199,425. We did not sell any other real estate owned during the fourth quarter of 2012. An increase in other operating expenses of $1.6 million offset the improvements in net interest income, the provision expense, and non-interest revenue. Salaries and employee benefits and data processing expenses increased primarily because of our efforts to continue to enhance our infrastructure to support a larger organization. As previously mentioned, during the fourth quarter of 2012, we recorded a $700,884 one-time pension termination expense and approximately $350,000 in merger and integration expense associated with the acquisition of WSB Holdings, Inc. The addition of these expenses was also the primary contributor to the reduction of fourth quarter 2012 income tax expense compared to fourth quarter 2011.

As we have previously reported, on September 10, 2012, we announced that we had executed a merger agreement that provided for the acquisition of WSB Holdings, Inc. We plan to complete the merger during the second quarter of 2013. Until completion, we anticipate that we will continue to incur merger related expenses that may cause earnings to be slightly lower than would otherwise be expected. However, we anticipate the WSB merger will be accretive to earnings within three quarters of closing. This combination will create a $1.2 billion banking institution and will allow us to expand our financial services with the addition of a successful and growing mortgage origination team. We also anticipate that the acquisition and integration of WSB will enhance the liquidity of our stock as well as our overall financial condition and operating performance.

Asset quality continues to remain strong even with the addition of the acquired loan portfolio. Non-performing assets to total assets remained stable and statistically low at 1.12% at December 31, 2012 compared to 1.22% at December 31, 2011 and the allowance for loan losses as a percent of gross loans decreased modestly to 0.66% compared to 0.69% at December 31, 2011. The entire loan portfolio's asset quality remained relatively stable and we have seen no significant increase in the delinquency. As a result, we had a slightly decreased provision expense for the 2012 year and fourth quarter. Based on our internal analysis, the ratio of non-performing assets to total assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate. However, should we see any evidence that there is deterioration in the loan portfolio, we would adjust the allowance accordingly.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the acquisition and integration of WSB and that this acquisition will enhance stock liquidity as well as our financial condition and operating performance, that merger related costs will cause earnings to be slightly lower than would otherwise be expected, that the merger will be accretive to earnings within three quarters of closing and our ability to complete this acquisition during the second quarter of 2013, that we will continue to enhance franchise value, and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, failure to receive required regulator or stockholder approvals necessary to complete the merger, that the pending stockholder lawsuit related to the merger could delay or prevent the merger, that integrating WSB's business into our own could take longer or be more difficult than anticipated, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Cash and due from banks	$ 28,332,456	$ 43,813,588	$ 37,533,354	$ 24,018,472	$ 43,434,375
Interest bearing accounts	130,192	26,137	122,824	1,020,231	119,235
Federal funds sold	228,113	908,495	508,150	1,094,891	83,114
Total cash and cash equivalents	28,690,761	44,748,220	38,164,328	26,133,594	43,636,724
Investment securities available for sale	171,541,222	180,363,532	168,502,783	163,204,721	161,784,835
Loans, less allowance for loan losses	595,144,928	573,147,401	573,146,131	552,843,016	539,297,666
Equity securities at cost	3,615,444	3,728,237	3,765,079	3,894,766	3,846,042
Premises and equipment	25,133,013	23,883,734	23,763,775	23,651,682	23,215,429
Accrued interest receivable	2,639,483	2,606,790	2,592,123	2,562,773	2,448,542
Prepaid income taxes	--	--	--	27,964	--
Deferred income taxes	7,139,545	6,791,483	7,346,728	7,307,974	7,244,029
Bank owned life insurance	16,869,307	16,757,707	16,644,925	16,530,205	16,416,566
Prepaid pension	--	1,030,551	1,030,551	1,030,551	1,030,551
Other real estate owned	3,719,449	3,231,449	3,490,730	3,919,461	4,004,609
Goodwill	633,790	633,790	633,790	633,790	633,790
Core deposit intangible	3,691,471	3,869,054	4,046,636	4,224,218	4,418,892
Other assets	3,038,064	3,090,530	3,036,820	3,727,066	3,064,626
Total assets	$ 861,856,477	$ 863,882,478	$ 846,164,399	$ 809,691,781	$ 811,042,301

Deposits
Non-interest bearing	$ 188,895,263	$ 185,347,907	$ 186,639,878	$ 169,180,497	$ 170,138,329
Interest bearing	546,562,555	545,730,571	532,956,475	517,467,161	520,629,456
Total deposits	735,457,818	731,078,478	719,596,353	686,647,658	690,767,785
Short term borrowings	37,905,467	44,544,608	41,955,385	40,505,782	38,672,657
Long term borrowings	6,192,350	6,216,463	6,239,129	6,261,429	6,284,479
Accrued interest payable	311,735	341,494	359,367	370,712	397,211
Accrued pension	4,615,699	4,570,725	4,480,261	4,411,462	4,342,664
Other liabilities	2,114,017	2,757,115	1,853,766	1,582,906	2,080,867
Total liabilities	786,597,086	789,508,883	774,484,261	739,779,949	742,545,663

Stockholders' equity
Common stock	68,454	68,308	68,285	68,285	68,177
Additional paid-in capital	53,798,245	53,647,456	53,574,827	53,519,196	53,489,075
Retained earnings	18,531,387	17,087,831	15,332,768	13,576,596	12,093,742
Accumulated other comprehensive income	2,469,758	3,171,006	2,284,600	2,311,030	2,388,972
Total Old Line Bancshares, Inc. stockholders' equity	74,867,844	73,974,601	71,260,480	69,475,107	68,039,966
Non-controlling interest	391,547	398,994	419,658	436,725	456,672
Total stockholders' equity	75,259,391	74,373,595	71,680,138	69,911,832	68,496,638
Total liabilities and stockholders' equity	$ 861,856,477	$ 863,882,478	$ 846,164,399	$ 809,691,781	$ 811,042,301
Shares of basic common stock outstanding	6,845,432	6,830,832	6,828,452	6,828,452	6,817,694

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2012	2012	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest revenue
Loans, including fees	$ 8,521,466	$ 8,702,142	$ 8,632,296	$ 7,922,484	$ 33,808,739	$ 28,432,701
Investment securities and other	1,034,100	1,098,431	1,131,401	1,139,091	4,413,384	3,887,812
Total interest revenue	9,555,566	9,800,573	9,763,697	9,061,575	38,222,123	32,320,513
Interest expense
Deposits	963,334	1,057,075	1,087,200	1,146,233	4,235,107	4,389,694
Borrowed funds	190,310	206,721	213,111	217,012	822,518	829,477
Total interest expense	1,153,644	1,263,796	1,300,311	1,363,245	5,057,625	5,219,171
Net interest income	8,401,922	8,536,777	8,463,386	7,698,330	33,164,498	27,101,342
Provision for loan losses	400,000	375,000	375,000	800,000	1,525,000	1,800,000
Net interest income after provision for loan losses	8,001,922	8,161,777	8,088,386	6,898,330	31,639,498	25,301,342
Non-interest revenue
Service charges on deposit accounts	318,250	315,468	328,142	349,166	1,281,187	1,208,466
Gain on sales or calls of investment securities	307,242	289,511	282,858	27,338	1,156,781	140,149
Other than temporary impairment on equity securities	--	--	--	(539)	--	(123,039)
Earnings on bank owned life insurance	136,171	137,082	138,496	143,840	548,454	701,509
Gains (losses) on sales other real estate owned	--	(48,509)	191,201	199,425	110,704	248,005
Other fees and commissions	182,450	146,550	215,089	164,035	721,688	566,187
Total non-interest revenue	944,113	840,102	1,155,786	883,265	3,818,814	2,741,277
Non-interest expense
Salaries & employee benefits	3,188,366	3,016,334	3,024,815	2,519,638	12,038,509	10,024,591
Occupancy & Equipment	931,197	933,775	914,576	897,652	3,687,419	3,131,557
Pension plan termination	700,884	--	--	--	700,884	--
Data processing	238,830	214,187	192,232	221,203	869,984	816,815
Merger and integration	363,375	49,290	29,166	29,167	470,999	574,321
Core deposit premium	177,582	177,582	177,582	194,675	727,422	584,024
Other operating	1,655,193	1,690,590	1,910,797	1,776,226	6,777,310	5,753,035
Total non-interest expense	7,255,427	6,081,758	6,249,168	5,638,561	25,272,527	20,884,343

Income before income taxes	1,690,608	2,920,121	2,995,004	2,143,034	10,185,785	7,158,276
Income taxes	(18,808)	912,490	982,759	197,619	2,720,446	1,926,624
Net income	1,709,416	2,007,631	2,012,245	1,945,415	7,465,339	5,231,652
Less: Net income (loss) attributable to the noncontrolling interest	(7,447)	(20,664)	(17,067)	(21,436)	(65,125)	(148,319)
Net income available to common stockholders	$ 1,716,863	$ 2,028,295	$ 2,029,312	$ 1,966,851	$ 7,530,464	$ 5,379,971
Earnings per basic share	$ 0.25	$ 0.30	$ 0.30	$ 0.29	$ 1.10	$ 0.86
Earnings per diluted share	$ 0.25	$ 0.29	$ 0.29	$ 0.29	$ 1.09	$ 0.86
Dividend per common share	$ 0.04	$ 0.04	$ 0.04	$ 0.04	$ 0.16	$ 0.13
Average number of basic shares	6,834,665	6,829,785	6,828,452	6,817,694	6,828,512	6,223,057
Average number of dilutive shares	6,929,296	6,909,147	6,905,041	6,834,584	6,893,645	6,253,898

Old Line Bancshares, Inc. & Subsidiaries
Selected Average Balance Sheet and Loan Information

Average Balance Sheet (Dollars in thousands)
	Three Months Ended				Twelve Months Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2012	2012	2012	2011	2012	2011
Average total interest earning assets	$ 770,905	$ 752,841	$ 729,382	$ 702,849	$ 741,952	$ 599,397
Average total interest bearing liabilities	587,551	603,133	570,972	550,177	565,398	481,927
Net interest earning assets	$ 183,354	$ 149,708	$ 158,410	$ 152,672	$ 176,554	$ 117,470
Tax equivalent net interest margin	4.55%	4.72%	4.84%	4.45%	4.65%	4.61%

Loan Information (Dollars in thousands)

	December 31,	September 30,	June 30,	December 31,
	2012	2012	2012	2011
Acquired Loans(1)
Non-accrual(2)	$ 4,092	$ 5,079	$ 4,842	$ 4,583
Accruing 30-89 days past due	602	24	726	839
Accruing 90 or more days past due	6	82	940	--

Legacy Loans(3)
Non-accrual	$ 1,818	$ 3,151	$ 1,787	$ 1,247
Accruing 30-89 days past due	1,799	2,348	2,799	745
Accruing 90 or more days past due	--	2	--	34

Allowance for loan losses	3,965	4,493	4,109	3,741
Allowance for loan losses as % of gross loans	0.66%	0.78%	0.71%	0.69%
Allowance for loan losses as % of legacy loans	0.85%	1.03%	0.96%	0.99%
Total non-perfoming loans as a % of gross loans	0.99%	2.00%	1.92%	1.08%
Total non-performing assets as a % of total assets	1.12%	1.34%	1.31%	1.22%

(1) Acquired loans represent all loans acquired on April 1, 2011. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Legacy loans represent total loans excluding loans acquired April 1, 2011.
CONTACT: CHRISTINE M. RUSH
         CHIEF FINANCIAL OFFICER
         (301) 430-2544